Exhibit 99.1

  Hungarian Telephone and Cable Corp. Completes Invitel Acquisition and Issuance of EUR 200 Million Floating Rate Senior Notes


    SEATTLE--(BUSINESS WIRE)--April 27, 2007--Hungarian Telephone and Cable Corp. (AMEX:HTC) today announced that it has closed the acquisition of Invitel Tavkozlesi Szolgaltato Zrt ("Invitel"), the second-largest fixed-line telecommunications service provider in Hungary.

    Hungarian Telephone and Cable Corp. ("HTCC") acquired 100% of the shares in Matel Holdings NV (and thereby indirectly 99.98% of the shares of Invitel) for a total consideration of EUR 470 million (approximately $639 million), including the assumption of an estimated net indebtedness on closing of EUR 387 million (approximately $526 million). The remainder of the consideration consisted of a cash payment by HTCC to the owners of Invitel and the issuance of approximately 962,000 shares of HTCC's common stock to certain members of Invitel's management team in payment for some of their shares of Invitel.

    As previously announced, Martin Lea, Invitel's Chief Executive Officer, has been appointed as the President and Chief Executive Officer of HTCC, and Robert Bowker, Invitel's Chief Financial Officer, has been appointed as HTCC's Chief Financial Officer. In accordance with his contract with TDC A/S (HTCC's majority stockholder), Torben
V. Holm has stepped down as HTCC's President and Chief Executive Officer. Steven Fast, HTCC's interim Chief Financial Officer, will stay on with the company through May 31, 2007, to assist with the transition.

                     COMMENTS FROM TORBEN V. HOLM

    Commenting of the completion of the transaction, Torben V. Holm said, "I am both pleased and proud on behalf of HTCC. I was confident that the Hungarian authorities would support this transaction to encourage increased market competition, in which our combined companies will play a major role. This is an extremely positive event for all of HTCC's stockholders. I also want to convey my thanks to our employees because I am absolutely certain that without their hard work and dedication we would not have been able to build up this strong and efficient organization."

                       COMMENTS FROM MARTIN LEA

    Commenting of the completion of the transaction, Martin Lea, HTCC's new President and Chief Executive Officer, said, "Hungarian Telephone and Cable Corp. is now the clear number two fixed line operator in all market segments in the Hungarian telecommunications market. I would like to thank all of the employees of both companies for their work in building up these two companies. We look forward to the challenges and opportunities ahead and in particular to continuing to develop our business by offering customers great service and the best value for their money."

                  COMPLETION OF SENIOR NOTES OFFERING

    HTCC also announced that, in connection with the Invitel acquisition, its subsidiary HTCC Holdco II B.V. has completed the issuance of its EUR 200 million Floating Rate Senior Notes maturing in 2013 ("the Notes). The proceeds from the Notes were used to partly finance the acquisition of Invitel by HTCC and to refinance the indebtedness of HTCC's subsidiaries Hungarotel and PanTel. Merrill Lynch, BNP Paribas, and Calyon are Joint Bookrunners and Joint Lead Managers for the issuance of the Notes.

               ABOUT HUNGARIAN TELEPHONE AND CABLE CORP.

    Hungarian Telephone and Cable Corp. is the leading alternative fixed-line telecommunications service provider in the Republic of Hungary with a presence in other countries in Central and Eastern
Europe.

    This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These and all forward-looking statements are only predictions of current plans that are constantly under review by the Company. Such statements are qualified by important factors that may cause actual results to differ from those contemplated, including as a result of those factors detailed from time to time in the Company's Securities and Exchange Commission filings. The information included in this press release should be read in conjunction with the Company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The Company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

    This press release is not an offer to sell or a solicitation of any offer to buy the securities in the United States; the securities have not been, and will not be, registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as such term is defined in Regulation S under the U.S. Securities Act of 1933) absent registration or an exemption from registration. There will be no public offer of securities in the United States. Any offering of securities will be made only by means of an offering circular, which contains detailed information about Invitel, Hungarian Telephone and Cable Corp. and their respective management and financial statements.


    CONTACT: Hungarian Telephone and Cable Corp.
             Robert Bowker, Chief Financial Officer, 206-654-0204
             Hungary: 011-361-888-3535